HUBCO SUPPLEMENTAL EMPLOYEES' RETIREMENT PLAN

      Effective as of January 1, 1996, HUBCO, Inc. (the "Company") hereby establishes the HUBCO Supplemental Employees' Retirement Plan (the "Plan"). The Plan is intended to constitute an unfunded pension plan maintained primarily for a select group of management or highly compensated employees which is exempt from Parts 2, 3, and 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended. The Plan makes up the amount of the accrued benefits which cannot be provided under the Employee's Retirement Plan of HUBCO, Inc. (the "Pension Plan") as a result of the limitations on the amount of compensation which can be taken into account under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code") and the amount of benefits which may be paid by the Pension Plan under Section 415 of the Code. The Plan is not a qualified plan under the Code and benefits are paid by the Employer out of its general assets when due.


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                                    ARTICLE I

                                   Definitions

      1.1 "Actuarial Equivalent" means an amount or benefit of equal value based on the interest rates and mortality tables under the Pension Plan at the time a determination is being made.

      1.2 "Board of Directors" means the Board of Directors of HUBCO, Inc.

      1.3 "Company" means HUBCO, Inc.

      1.4 "Compensation Committee" means the Compensation Committee of the Board of Directors.

      1.5 "Eligible Employee" means any person employed by the Employer who is a participant in the Pension Plan and whose vested benefits payable under the Pension Plan are subject to the Section 401(a)(17) Limitation or the Section 415 Limitation in any Plan Year.

      1.6 "Employer" shall mean the Company, any successor thereto, and any member of the controlled group of corporations which includes the Company which adopts the Plan with the consent of the Board of Directors.

      1.7 "Member" means an Eligible Employee who becomes a Member pursuant to
Article II.

      1.8 "Normal Retirement Date" means the Normal Retirement Date as defined in the Pension Plan.

      1.9 "Pension Administration Committee" means the Pension Administration Committee created by the Board of Directors, and any successor thereto.

      1.10 "Pension Plan" means the Employee's Retirement Plan of HUBCO, Inc.

      1.11 "Pension Plan Benefit" means the aggregate annual retirement benefit payable to or on account of a Member from the Pension Plan.


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      1.12 "Plan" means this HUBCO Supplemental Employees' Retirement Plan, as set forth herein, as amended from time to time.

      1.13 "Plan Year" means each twelve (12) consecutive month period commencing each January 1 and ending on the following December 31.

      1.14 "Section 401(a)(17) Limitation" means the limit on the amount of compensation which can be taken into account under Section 401(a)(17) of the Code, as adjusted from time to time by the Secretary of Treasury, for purposes of computing the accrued benefits which can be paid from the Pension Plan.

      1.15 "Section 415 Limitation" means the limitation under Section 415 of the Code on annual benefits payable from the Pension Plan.

      1.16 "SERP Benefit" shall mean the annual retirement benefit payable pursuant to the terms of this Plan.

      1.17 "Years of Service" means Years of Service as defined under the Pension Plan.

      1.18 For purposes of this Plan, unless the context requires otherwise, the masculine includes the feminine, the singular the plural, and vice-versa. Any reference to a "Section" or "Article" shall mean the indicated section or article of this Plan unless otherwise specified.

                                   ARTICLE II

                                  Participation

      An Eligible Employee shall become a Member upon appointment by the Compensation Committee.


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                                   ARTICLE III

                                  SERP Benefit

      3.1 Amount of SERP Benefit

      Each Member who qualifies for a normal, early or deferred Pension Plan Benefit under the Pension Plan shall be entitled to a SERP Benefit provided that he is credited with at least five Years of Service on the date of his retirement. The amount of a Member's SERP Benefit shall be equal to the difference between (a) and (b) as follows:

            (a) the amount of the Member's Pension Plan Benefit, expressed as a straight life annuity with no ancillary benefits, which would have been payable to the Member under the Pension Plan absent the Section 401(a)(17) and Section 415 Limitations; minus

            (b) the Member's Pension Plan Benefit, expressed as a straight life annuity with no ancillary benefits.

For purposes of computing the Member's Pension Plan Benefit under Section 3.1(a) above, Compensation as defined in the Pension Plan shall be modified to include one-third (1/3) of the incentive compensation paid to the Member by the Employer.

      3.2 Benefits Upon Reemployment

      If a Member is rehired after he is entitled to a SERP Benefit, his SERP Benefit shall not be paid during such period of reemployment prior to Normal Retirement Date, but shall commence or resume not sooner than the first day of the month following his subsequent retirement or separation. The SERP Benefit payable after his subsequent retirement or separation shall be the benefits earlier applicable, plus any additional benefits computed in accordance with
Section 3.1 insofar as additional employment entitled him to additional benefits.


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                                   ARTICLE IV

                                     Vesting

      A Member shall become vested in his SERP Benefit in accordance with the same schedule and rules as are applicable in determining when he becomes vested in his Pension Plan Benefit.

                                    ARTICLE V

                                 Death Benefits

      5.1 Death Prior to SERP Benefit Commencement

      If the Member dies prior to commencement of the SERP Benefit, the Member's Beneficiary shall be entitled to a survivor annuity which is equal to the SERP Benefit the Member would have received if he retired the day prior to his death and elected a single life annuity form of payment under the Pension Plan. In the Member's death occurs prior to the date the Member would have been eligible for Early Retirement under the Pension Plan, the Member's Pension Plan Benefit for purposes of Section 3.1(b) shall be actuarially reduced based on the interest rate and mortality tables specified in the Pension Plan for the period of time prior to the Member's attainment of age 55. Such SERP Benefit shall be payable to the Beneficiary until the death of the Member's Beneficiary.

      5.2 Death After SERP Benefit Commencement

      If the Member dies after commencement of SERP Benefits, the Member's Beneficiary shall receive a 100% survivor annuity equal to the SERP Benefit the Member had been receiving. The survivor annuity shall be payable until the date of the Beneficiary's death. Each Member shall designate a Beneficiary to receive the SERP Benefit. The Member's Beneficiary designation for


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purposes of the Pension Plan shall not be controlling with respect to the designation of Beneficiary hereunder. In the event the Member fails to designate a Beneficiary, the SERP Benefit shall be payable to the Member's surviving spouse, if any, or if no spouse survives the Member, the Actuarial Equivalent of the SERP Benefit shall be payable to the Member's estate.

                                   ARTICLE VI

                                 Form of Payment

      6.1 Time of Payment

      Payment of a Member's SERP Benefit under Article III of this Plan will commence at the same time as the Member's Pension Plan Benefit under the Pension Plan. In the event the Member retires prior to reaching his Normal Retirement Date, his SERP Benefit shall be reduced in accordance with the reduction factors specified in the Pension Plan for Early Retirement.

      6.2 Form of Payment

      The Member's SERP Benefit shall be paid in a single life annuity.

                                   ARTICLE VII

                                 Administration

      7.1 Pension Administration Committee

      The Pension Administration Committee shall supervise the daily management and administration of the Plan. The members of the Pension Administration Committee shall serve without compensation.


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      7.2 Responsibilities and Powers of the Pension Administration Committee

      The Pension Administration Committee shall have the responsibility:

            (a) To administer the Plan in accordance with the terms hereof, and to exercise all powers specifically conferred upon the Pension Administration Committee hereby or necessary to carry out the provisions thereof.

            (b) To construe this Plan, which construction shall be conclusive, correct any defects, supply omissions, and reconcile inconsistencies to the extent necessary to effectuate the Plan.

            (c) To keep all records relating to Members of the Plan and such other records as are necessary for proper operation of the Plan.

      7.3 Operation of the Pension Administration Committee

      In carrying out the Pension Administration Committee's functions hereunder:

            (a) The Pension Administration Committee may adopt rules and regulations necessary for the administration of the Plan and which are consistent with the provisions hereof.

            (b) All acts and decisions of the Pension Administration Committee shall be approved by a majority of the members of the Pension Administration Committee and shall apply uniformly to all Members in like circumstances. Written records shall be kept of all acts and decisions.

            (c) The Pension Administration Committee may authorize one or more of its members to act on its behalf. The Pension Administration Committee may also delegate, in writing, any of its responsibilities and powers to an individual(s) who is not a Pension Administration Committee member.


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            (d) The Pension Administration Committee shall have the right to hire, at the expense of the Employer, such professional assistants and consultants as it, in its sole discretion, deems necessary or advisable, including, but not limited to, accountants, actuaries, consultants, counsel and such clerical assistance as is necessary for proper discharge of its duties.

      7.4 Indemnification

      In addition to any other indemnification that a fiduciary, including but not limited to a member of the Pension Administration Committee or Compensation Committee, is entitled to, the Employer shall indemnify such fiduciary from all claims for liability, loss or damage (including payment of expenses in connection with defense against such claim) arising from any act or failure to act which constitutes a breach of such individual's fiduciary responsibilities with respect to this Plan under any aspects of the law.

                                  ARTICLE VIII

                                  Miscellaneous

      8.1 Benefits Payable by the Employer

      All benefits payable under this Plan constitute an unfunded obligation of the Employer. Payments shall be made, as due, from the general funds of the Employer. The Employer, at its option, may maintain one or more bookkeeping reserve accounts to reflect its obligations under the Plan and may make such investments as it may deems desirable to assist it in meeting with obligations. Nothing contained in this Section 8.1 shall limit the ability of the Employer to pay benefits hereunder through a Rabbi Trust. Any such investments shall be assets of the Employer subject to


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claims of its general creditors. No person eligible for a benefit under this
Plan shall have any right, title to interest in any such investments.

      8.2 Amendment or Termination

      (a) The Board of Directors reserves the right to amend, modify, or restate or terminate the Plan; provided, however, that no such action by the Board of Directors shall reduce a Member's SERP Benefit accrued as of the time thereof. The provisions of this Section prohibiting an action by the Board of Directors which would reduce a Member's accrued SERP Benefit cannot be amended without the consent of all Members (including those who have retired). Any amendment to the Plan shall be made in writing by the Board of Directors, with or without a meeting, or shall be made in writing by the Pension Administration Committee or Compensation Committee, to the extent that Board of Directors has specifically delegated the authority to make such amendment to the Plan the Pension Administration Committee or Compensation Committee.

      (b) This Plan constitutes the entire Agreement of the Company with respect to the provision of SERP Benefits and can not be modified orally or in any writing other than a resolution pursuant to the provisions of Section 8.2(a).

      (c) If the Plan is terminated, a determination shall be made of each Member's SERP Benefit as of the Plan termination date (determined in accordance with Section 8.2(a)). The amount of such benefit shall be payable to the Member in a single lump sum during the thirty day period following the Plan's termination. The lump sum payment shall be actuarially equivalent to the SERP Benefit determined as of the Plan termination date. In the event the termination of the Plan occurs prior to the date the Member would be eligible for Early Retirement under the Pension Plan, the Member's Pension Plan Benefit for purposes of Section 3.1(b) shall be actuarially reduced


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based on the interest rate and mortality tables specified in the Pension Plan for the period of time prior to the Member's attainment of age 55.

      8.3 Status of Employment

      Nothing herein contained shall be construed as conferring any rights upon any Member or any person for a continuation of employment, nor shall it be construed as limiting in any way the right of the Employer to discharge any Member or to treat him without regard to the effect which such treatment might have upon him as a Member of the Plan.

      8.4 Payments to Minors and Incompetents

      If a Member or beneficiary entitled to receive any benefit hereunder is a minor or is deemed by the Pension Administration Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they will be paid to the duly appointed guardian of such minor or incompetent or to such other legally appointed person as the Pension Administration Committee might designate. Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.

      8.5 Inalienability of Benefits

      The right of any person to any benefit or payment under the Plan shall not be subject to voluntary or involuntary transfer, alienation or assignment, and, to the fullest extent permitted by law, shall not be subject to attachment, execution, garnishment, sequestration or other legal or equitable process. In the event a person who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject said right to such process, such assignment, transfer or disposition shall be null and void.


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      8.6 Governing Law

      Except to the extent pre-empted by federal law, the provisions of the Plan will be construed according to the laws of the State of New Jersey.